EXHIBIT 10.12

RENE ANTONIO SANCHO ABOGADO NOTARIO PÚBLICO REPÚBLICA DE NICARAGUA AMÉRICA CENTRAL 16754

CONTRATO DE FABRICACIÓN Y PRODUCCIÓN DE PRODUCTOS FARMACEUTICOS DE NALTREXONE

Nosotros: por una parte, **TNI BIOTECH INC.** corporación del Estado de la Florida, Estados Unidos de América, representada por la señora **NOREEN MCGURRIN GRIFFIN**, mayor edad, casada, empresaria, del domicilio de Winter Park, Florida, Estados Unidos de América, y de tránsito intencional por esta ciudad, portadora de pasaporte de los Estados Unidos de América número cuatro, nueve, seis, ocho, cero, tres, seis, cinco, tres (Nº 496803653), con fecha de emisión el día veinticuatro de julio del año dos mil doce, y con fecha de expiración el veintitrés de julio del dos mil veintidós, en su calidad de Gerente General y autorizada por la Junta Directiva celebrada el día dos de julio del corriente año *que en sus partes conducentes dice "...la Junta Directiva autoriza y permite a Mrs. Noreen Griffin, Gerente General de la empresa, para ejecutar y firmar todos los contratos, acuerdos, y arreglos en nombre de la empresa...",* quien se denominara **EL CONTRATANTE, TNI O MAQUILANTE**; y por la otra parte, **LABORATORIOS RAMOS, SOCIEDAD ANÓNIMA** representada por la señora **MARHTA ADELA IRIAS GUERRERO**, mayor de edad, casada, Licenciada en Contaduría Pública y Finanzas, con cedula de identidad número uno, seis, cuatro, guión, cero, cinco, cero, cinco, seis, cinco, guión, cero, cero, cero, cero, uno, Letra "T" (164-050565-0001T) y del domicilio de Managua-Nicaragua, actuando en nombre e interés de la empresa LABORATORIOS RAMOS, S.A., en mi calidad de Gerente General, Sociedad Anónima, debidamente constituida en Escritura Pública número ocho (8), debidamente en el Registro Mercantil de Managua, e inscrita el día veinticinco de febrero del año mil novecientos sesenta y ocho; y con poder que demuestra su calidad mediante Poder Especial de Representación constituido en Escritura Pública Número diez (10), autorizado el veintidós de junio del año dos mil doce, y Certificación de Junta General de Accionistas que se inserta a continuación: *"CERTIFICACIÓN.- Yo, ANA WALKYRIA ZENKELL CRUZ, mayor de edad, casada, Abogada y Notario Público de la República de Nicaragua, con domicilio y residencia en esta ciudad, debidamente autorizada por la Excelentísima Corte Suprema de Justicia para cartular durante un quinquenio que finalizará el día once de Julio del año dos mil quince; A solicitud de parte interesada; CERTIFICO: Que del reverso del folio número doce (12) al frente del folio número trece (13) del Libro de Actas de la Junta General de Accionistas que debidamente legalizado lleva la Sociedad denominada LABORATORIOS RAMOS, SOCIEDAD ANÓNIMA; se encuentra el acta que, en sus partes conducentes, íntegra y literalmente dice: "ACTA NÚMERO CIENTO CINCUENTA Y CUATRO (154). ASAMBLEA EXTRAORDINARIA DE ACCIONISTAS DE LA SOCIEDAD LABORATORIOS RAMOS, SOCIEDAD ANONIMA.- En la ciudad de Managua, a las cuatro de la tarde del día veinticinco de julio del año dos mil trece, en el local de las oficinas principales de la Sociedad Laboratorios Ramos, Sociedad Anónima, en esta ciudad, nos encontramos*

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presentes la totalidad de Socios o Apoderados de los mismo que representan el cien por ciento (100%), de las acciones suscritas y pagadas en que se divide el Capital Social de Laboratorios Ramos, Sociedad Anónima; y para lo que fuimos debida y oportunamente citados con conocimiento de local, día, hora, fecha y agenda a tratar, prescindiendo de las demás formalidades de convocación al estar presentes o representados la totalidad de dichas acciones, de la siguiente forma: Doctor Roberto José López Gómez, representa ocho mil ochocientos diecinueve acciones (8,819) en su calidad de Presidente Ejecutivo del Instituto Nicaragüense de Seguridad Social (INSS); Doctor Lester Roberto Luna Raudes, representa cuatrocientos cincuenta y seis acciones (456), conforme Poder que acredita, actuando en representación del Instituto Nicaragüense de Seguridad social (INSS); Doctora María del Socorro Ríos Trejos, representa cuatrocientos cincuenta y seis acciones (456) conforme Poder que acredita, actuando en representación del Instituto Nicaragüense de Seguridad Social (INSS); Licenciado Rafael Martín Rivas Ramírez representa cuatrocientos cincuenta y seis (456) acciones conforme Poder que acredita, actuando en representación del Instituto Nicaragüense de Seguridad Social (INSS). Y el Licenciado Víctor Solís Díaz, Vigilante. Habiendo quórum legal de conformidad con los estatutos y siendo este la hora y el lugar indicado, el Preside la sesión el Doctor Roberto José López Gómez, asistido por la Secretaria Doctora Maria del Socorro Ríos Trejos; se declara abierta la sesión, y presenta para aprobación la agenda de la sesión cuyos puntos son los siguientes: (...) PARTES INCONDUCENTES.- Punto Dos: Contrato de manufactura.- Los miembros de la Junta Directiva aprueban la agenda propuesta, y se somete a consideración de la Asamblea los puntos a tratar; procediéndose de la manera siguiente: (...) PARTES INCONDUCENTES.- PUNTO DOS: (Contrato de manufactura): Con el propósito de ampliar y diversificar la producción de medicamentos y establecer relaciones comerciales con otras Empresas, se expone propuesta de firma de un Contrato internacional de Manufactura con la Empresa Estadounidense TNI BIOTECH INC; para la producción de tabletas, cápsulas y/o cremas tópicas de Naltrexone (Lodonal), con fines de exportación. .- Los miembros de la Asamblea General Extraordinaria de Accionistas después de haber analizado y discutido los planteamientos expuestos, por unanimidad RESUELVEN: (...) PARTES INCONDUCENTES.- PUNTO DOS: A) Se aprueba la firma de contrato de manufactura con la Empresa TNI BIOTECH INC. B) Se faculta al Gerente General de la Empresa para la firma del contrato en las mejores condiciones para LABORATORIOS RAMOS, SOCIEDAD ANÓNIMA, y realice las actividades que estime necesarios para el cumplimiento de lo resuelto.- Se autoriza a la Secretaria de la Sociedad Doctora María del Socorro Ríos Trejos, comparecer ante el Notario Público a librar la correspondiente certificación de la presente acta, para los efectos legales pertinentes así concluyo este acto, no habiendo más que tratar se levanta la sesión, dándose por cerrada la asamblea a las cinco y treinta minutos de la tarde del día veinticinco de Julio del año dos mil trece.- Y leída que fue la presente acta se encuentra conforme, se aprueba, ratifica y

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*formamos todos sus miembros.- (f) RLOPEZG.- Ilegible.- María del Socorro Ríos Trejos.- RLR.- (f) Ilegible. Rafael Rivas Ramírez".- HASTA AQUÍ LA INSERCIÓN.- A solicitud de parte interesada se extiende y firma la presente Certificación compuesta de una hoja útil de papel sellado de Ley, en la ciudad de Managua a las ocho y treinta minutos de la mañana del día trece de Agosto del año dos mil trece.- (F) ZenkellWalkyria.- ANA WALKYRIA ZENKELL CRUZ.- ABOGADA Y NOTARIO PÚBLICO.- Sello Circular con el Escudo de Nicaragua al centro y las leyendas: ANA WALKYRIA ZENKELL CRUZ.- ABOGADA Y NOTARIO PUBLICO. REPUBLICA DE NICARAGUA*AMERICA CENTRAL.-"* A quien en adelante se denominara EL CONTRATADO O MAQUILADOR. Por este medio hemos convenido en celebrar, como en efecto celebramos, un Contrato de Fabricación y Producción de Productos Farmacéuticos.

CLAUSULA PRIMERA: (ANTECEDENTES):

TNI ha desarrollado un producto farmacéutico diseñado para restablecer el sistema inmunológico del ser humano y tratar las enfermedades de linfoma, sida, Kaposi Sarcoma, cáncer en los ovarios, cáncer en la próstata, cáncer en el páncreas, síndrome del colon irritable, tumores de celular germinales, tumores de poco potencial maligno, esclerosis múltiple, herpes, y la enfermedad de Parkinson. El producto que lleva por nombre Lodonal en adelante LDN, el componente activo es Naltrexone Hidroclórico y puede ser comercializado en forma de tabletas, cápsulas o crema tópica, según lo establecido en el anexo a este contrato que forma parte integrante del mismo. La forma de comercialización de este producto puede ser modificado por acuerdo entre las partes, el que deberá constar por escrito.

Laboratorios Ramos es un establecimiento farmacéutico dedicado a la fabricación de productos farmacéuticos de distinta naturaleza y cuenta con la licencia sanitaria y permisos necesarios para manufacturar productos farmacéuticos, importar y exportar. Laboratorios Ramos necesita tramitar los permisos necesarios para producir y comercializar el producto Naltrexona, el contratante suministrara lo necesario para que el contratado haga efectivo los registros de permisos y licencias.

CLAUSULA SEGUNDA: (OBJETO DEL CONTRATO):

El presente contrato tiene por objeto establecer los términos y condiciones bajo los cuales se prestarán los servicios por parte de Laboratorios Ramos, los que consistirán en la producción de una determinada cantidad de tabletas, cápsulas y/o cremas tópicas de LDN. Estas tabletas, cápsulas y/o cremas tópicas serán producidas únicamente para efectos de ser exportadas. TNI o quien este designe, indicarán el o los sitios oficiales a los cuáles serán exportadas. Laboratorios Ramos deberá someterse en sus procesos de producción de este producto, a las instrucciones de carácter técnico emitidas por TNI y deberá regirse además, por las prácticas de buena manufactura emitidas por la Administración de Alimentos y Medicamentos (Food and Drug

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Administration) de los Estados Unidos de América y por cualquier entidad regulatoria de los países a los que sea exportado el producto. Las especificaciones técnicas y prácticas de buena manufactura se anexarán al presente contrato y se tendrán por parte integrante del mismo. TNI proporcionará a Laboratorio Ramos las especificaciones técnicas y prácticas descritas.

CLAUSULA TERCERA: (OBLIGACIONES DE LABORATORIOS RAMOS):

En particular, los servicios de Laboratorios Ramos incluirán las siguientes obligaciones:

1. A obtener todos los permisos y licencias necesarias para poder manufacturar y empacar el producto de LDN,

2. A obtener todos los permisos y licencias necesarias para importar la materia prima necesaria bajo el régimen de importación temporal sin pagar impuesto de importación, y para exportar sin pagar impuesto alguno del producto final de LDN, siempre y cuando las leyes de cada país así lo estipulen, en caso contrario TNI asumirá todos los costos de exportar los productos derivados de Naltrexone que por efecto de este contrato Laboratorios Ramos fabrique, es decir, TNI es el que los paga. En caso que esos costos sobrepasasen las estimaciones escritas que ambas partes hagan con respecto a las importaciones y exportaciones, con base a costos reales, entonces ambas partes decidirán de común acuerdo la forma de pago por parte de TNI.

3. A manufacturar/producir y empacar la cantidad de cápsulas o tabletas de LDN que sea requerida por orden mensual de TNI, así mismo el contratante se obliga a entregar el plan de producción mensual, TNI tomara en cuenta la capacidad instalada del contratante al momento de enviar la orden de producción;

4. A entregar a TNI, la cantidad de cápsulas, tabletas y/o cremas tópicas de LDN, que sea requerida por TNI por medio de orden mensual, dentro de los treinta (30) días siguientes a la recepción de la orden;

5. A utilizar en la manufactura de las tabletas de LDN, únicamente la materia prima que haya sido previamente enviada o autorizada por TNI y únicamente en las cantidades que hayan sido previamente autorizadas por escrito.

6. A contratar y pagar una póliza de seguro emitida por una compañía de seguros, que proteja tanto la materia prima como el producto final de LDN de todo tipo de destrucción, desastre natural, La póliza de seguro deberá cubrir el valor de mercado de tanto la materia prima como del producto final de TNI que se encuentra en posesión de Laboratorios Ramos;

7. A contratar y pagar una fianza de cumplimiento emitida por una compañía de seguros, que proteja a TNI contra el incumplimiento de las obligaciones

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adquiridas por Laboratorios Ramos en virtud de este contrato. El monto de esta fianza será acordada entre ambas partes de común acuerdo después de haber firmado este contrato.

8. A proveer a TNI de un esquema de flujo de procesos, con anterioridad a la iniciación de manufactura y empaque y a notificar de antemano a TNI en caso de que dicho esquema sufra cambio alguno posteriormente;

9. A someterse a inspección y fiscalización periódica de los procesos de manufactura y empaque y calidad de productos de las tabletas de LDN, llevadas a cabo directamente por TNI o por un tercero en nombre de TNI, previamente nombrado y notificado al CONTRATADO.

10. A manufacturar/producir y empacar las tabletas de LDN según las directrices y especificaciones técnicas autorizadas y proporcionadas por TNI, las que forman parte integrante del presente contrato. TNI garantizará a Laboratorios Ramos todos los insumos de empaque requeridos.

11. A cumplir en estricto rigor con las prácticas de buena manufactura y proceso establecidas por la Administración de Alimentos y Medicamentos de los Estados Unidos de América y de la República de Nicaragua y por cualquier entidad regulatoria de los países a los cuales se exportará el producto de LDN, siempre y cuando no se dificulte el cumplimiento de las leyes regulatorias en materia de medicinas y medicamentos de Nicaragua, previo conocimiento de tales prácticas por parte de TNI.

12. A proveer suficiente espacio bajo condiciones apropiadas para guardar y resguardar la materia prima y el producto final de LDN de robo, cualquier desastre natural, descomposición, o destrucción alguna;

13. A proveer muestras de las tabletas, cápsulas y/o cremas tópicas de LDN que hayan sido producidas para su exanimación por parte de TNI o quien este designe. Laboratorios Ramos entrega los productos y TNI los envía donde ellos lo requieran. Los costos de envío a sitios distintos a los de previo designados por TNI serán asumidos por TNI.

14. A llevar a cabo las gestiones necesarias para la exportación y encargarse del envío del producto final de LDN, a los sitios oficiales que TNI o quien este designe decida, sin que TNI deba pagar impuesto alguno. Sin embargo, TNI asumirá todos los gastos de importación, exportación, trámites aduaneros, fletes, seguros y gastos de almacenaje en ese país.

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CLAUSULA CUARTA: (OBLIGACIONES DE TNI):

Para efectos de la ejecución del presente contrato, TNI estará sujeto a las siguientes obligaciones:

A proveer a Laboratorios Ramos de la materia prima, excipientes, empaques primarios y secundarios necesarios sin costo alguno para Laboratorio Ramos_para la producción y empaque de las tabletas de LDN, en tiempo y forma

Enviar a Laboratorios Ramos con al menos diez (10) días de anticipación al último día de cada mes, una orden de manufactura para el mes siguiente a manufacturarse el producto.

A proveer a Laboratorio Ramos las directrices y especificaciones técnicas necesarias para la producción y empaque de las tabletas de LDN,

A pagar a Laboratorio Ramos en concepto de diseño, formulación, análisis, Registro fabricación el valor estipulado en el presente contrato, en tiempo y forma;

Pagar a Laboratorios Ramos por el diseño, formulación, análisis, preparación de documentación, pruebas piloto y registro de cápsulas de 4.5 mg de naltrexone, conforme precio acordado previamente y solo en caso que Laboratorios Ramos ejecute esas tareas,

A retirar el producto final de LDN en tiempo y forma en las instalaciones de Laboratorios Ramos y/o proveer las instrucciones necesarias a Laboratorios Ramos para que se encargue de la exportación;

A asumir todos los costos de envío de materia prima y suministros, y -exportación del producto final de LDN;

TNI podrá elegir entre dirigir los trámites de exportación o enviar directamente el producto final de LDN, ya sea por sí o por un tercero en su nombre.

Designar una persona que facilite la comunicación entre TNI y Laboratorios Ramos.

Garantizar el arte del empaque secundario y los insertos en los idiomas que TNI necesite.

CLAUSULA QUINTA: (PROHIBICIONES DE LABORATORIO RAMOS):

La materia prima entregada a Laboratorios Ramos será utilizada estrictamente para la producción de LDN, y este no podrá bajo ninguna circunstancia ser vendida, cedida, o gravada de forma alguna, a menos que dicha venta, cesión o gravamen sea previamente autorizado por TNI;

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Laboratorios Ramos no producirá ni venderá para sí ni para otra persona natural o jurídica, un producto farmacéutico que utilice la misma fórmula y especificaciones técnicas utilizadas para manufacturar la tabletas de LDN;

Laboratorio Ramos no manufacturará un producto igual o similar a LDN para sí ni para otra persona natural o jurídica, durante la vigencia del presente contrato y durante los tres (3) años siguientes a su terminación por cualquier causa;

Laboratorios Ramos no cederá, transferirá, ni compartirá la fórmula y especificaciones técnicas utilizadas en la producción de LDN, ni podrá bajo ninguna circunstancia otorgar licencias para el uso de las mismas durante la vigencia del presente contrato, y durante los cinco (5) siguientes años después de su finalización.

CLAUSULA SEXTA: CONTROL DE CALIDAD:

TNI tendrá el derecho de llevar a cabo por sí o por medio de un tercero, inspecciones de control de calidad de los procesos de manufactura y empaque. TNI podrá solicitar a Laboratorios Ramos cualquier certificado de control de calidad que sea requerido por las entidades regulatorias de los países a los cuales se importe el producto de LDN, incluyendo los certificados de control de calidad anexados a este contrato, lo que podrán ser no obstante, modificados en el futuro.

CLAUSULA SÉPTIMA: LUGAR DE ENTREGA DEL PRODUCTO MANUFACTURADO:

El producto manufacturado de LDN deberá estar empaquetado y listo para entrega, cumpliendo con toda la documentación y requisitos necesarios para ser retirados por una compañía de flete o por TNI o quien este designe.

CLAUSULA OCTAVA: (PLAZO):

El plazo de ejecución del presente contrato será de un (1) año a partir de la firma del mismo.

El presente contrato podrá ser prorrogado por igual período o por un período diferente siempre y cuando ambas partes así decidieren de común acuerdo y por escrito con sesenta (60) días calendario a la fecha de vencimiento.

CLAUSULA NOVENA: (RESCISIÓN DEL CONTRATO):

Las partes podrán rescindir el presente contrato, en los siguientes casos:

1. Por mutuo acuerdo.
2. 2 Por incumplimiento de cualquiera de las cláusulas del presente contrato. En este caso, la parte que no haya incumplido, deberá dar aviso por escrito a la otra parte de su incumplimiento y esta tendrá treinta (30) días para cumplir.

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Posterior a dicho término, si la parte que ha incumplido no procede a cumplir de conformidad a lo establecido en este contrato, la otra parte podrá proceder a rescindir el contrato.

Adicionalmente, TNI podrá dar término al presente contrato, en caso de que los procesos de productivos de Laboratorios Ramos no se rijan estrictamente por las prácticas de correcta manufactura de la Administración de Alimentos y Medicamentos de los Estados Unidos de América o por las instrucciones o especificaciones técnicas impartidas por TNI o por cualquier entidad regulatoria de los países a los que se importe el producto LDN. Para ello, deberá de previo notificar de tal situación vía informe a Laboratorios Ramos con al menos treinta (30) días calendarios de anticipación.

En caso de terminación del contrato, Laboratorios Ramos deberá regresar inmediatamente a TNI las materias primas, información técnica, patentes, productos en proceso, productos terminados y cualesquiera otros bienes propiedad de TNI que, por cualquier razón, puedan estar en posesión de Laboratorios Ramos, previo pago de cualquier suma pendiente por parte de TNI.

CLAUSULA DÉCIMA: (VALOR DEL CONTRATO):

Por la prestación de los servicios regulados en el presente contrato, TNI pagará a Laboratorios Ramos, en concepto de fabricación y empaque primario del producto descrito en la cláusula primera: cero punto cero ciento veinticinco centavos de dólar de los Estados Unidos de América *Confidential* por cada cápsula o tableta; y cero punto quince dólares de los Estados Unidos de América *Confidential* por cada crema tópica en su empaque primario. Los que serán pagados dentro de los treinta días siguientes a la recepción de la factura de cobro con todos los requisitos establecidos en la Legislación nicaragüense emitida por Laboratorios Ramos.

Por los servicios de embalaje y desaduanaje LABORATORIOS RAMOS, S.A. efectuará cobros adicionales que se deriven de dicha gestión conforme a las facturas en proceso.

Si en el transcurso de este contrato se producen variaciones en los precios para la fabricación del producto descrito, LABORATORIOS RAMOS, S.A. comunicará por escrito a TNI BIOTECH INC, con sesenta días de anticipación para que de común acuerdo se establezca el adendum correspondiente a este contrato para fijar nuevo valor de manufactura del producto.

CLAUSULA DÉCIMA PRIMERA: (CESIÓN DEL CONTRATO):

Laboratorios Ramos no podrá negociar, ceder ni transferir de ninguna manera, ni parcial ni totalmente este contrato, las obligaciones que deriven de él, y cualquier otro

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derecho conexo que se desprenda del contrato, salvo previa autorización expresa y por escrito de TNI. Sin embargo, TNI podrá ceder los derechos y obligaciones que adquiere conforme a este contrato a terceras partes, y para ello bastará la previa notificación por escrito a Laboratorios Ramos con TNI en un plazo no menor a 15 días de anticipación.

CLAUSULA DÉCIMA SEGUNDA: (RELACIONES LABORALES).

El presente contrato no origina relación laboral alguna entre TNI y los empleados de Laboratorio Ramos. Por tal motivo, corresponderá a Laboratorio Ramos el pago de los salarios de sus trabajadores, cargas sociales, viáticos, pólizas y en general respetar todos los derechos laborales y disposiciones en materia de riesgos de trabajo que le corresponden al personal a su cargo, debiendo cumplir en todos los casos como mínimo con las garantías laborales consagradas en la legislación vigente en Nicaragua y en los países a los que se importe el producto LDN.

CLAUSULA DÉCIMA TERCERA(DE LA CONFIDENCIALIDAD):

"Información confidencial" se definirá como cualquier información privada que haya sido divulgada por alguna de las partes e incluirá la siguiente información de las respectivas partes,: a) direcciones de correo electrónico, listas de clientes, nombres de clientes y su información de contacto, nombre e información de contacto de inversionistas, listas de inversionistas, contactos profesionales, planes de negocios, información técnica, ideas de productos, información de personal, contactos e información financiera; b) patentes, secretos de empresa, técnicas, procesos, metodologías de negocios, esquemas, sugerencias de empleados, herramientas de desarrollo y procesos, documentos impresos, programas computacionales, diseños, dibujos, manuales, y mejoramientos; c) información de costos, ingresos, mercados y ventas; d) planes para desarrollo futuro y nuevos conceptos de productos; e) todos los documentos, libros, hojas de papel, textos, ilustraciones, diseños visuales, animaciones, sonidos, elementos visuales, impresiones y cualquier otra información o data de cualquier tipo y descripción, incluyendo data electrónica registrada o recuperada por cualquier medio, que haya sido o será divulgada, así como cualquier comentario e instrucción escrita u oral.

Sin embargo, la Información Confidencial de las partes no incluye información que i) Sea o en alguna forma llegue a ser públicamente asequible sin que ello se produzca en virtud de un incumplimiento de la Parte Receptora; ii) sea de conocimiento público con anterioridad a la divulgación de la información por la parte divulgadora; iii) sea de conocimiento de la parte receptora con anterioridad a la divulgación de la misma conforme los término de esta cláusula, o iv) es desarrollada por la parte receptora sin referencia alguna o sin utilizar la Información Confidencial.

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En la ejecución de este contrato, cada parte y sus dependientes y representantes o agentes podrán tener acceso a la Información Confidencial que sea controlada o elaborada por la otra parte. Toda la Información Confidencial entregada o divulgada por una parte será propiedad exclusiva de la parte divulgadora. La parte receptora tomará todas las medidas necesarias, que en ningún caso serán inferiores a las medidas tomadas por la parte receptora en el manejo de su propia información confidencial, para asegurar la calidad de confidencial de la información. Los dependientes, empleados, representantes y agentes deberán tomar las mismas medidas. En el manejo de la información, la parte receptora no copiará, reproducirá, publicará ni divulgará la Información Confidencial a terceras partes, sin autorización previa por la parte divulgador, ni autorizará a ninguno de sus empleados, dependientes, o representantes a copiar o divulgar la Información Confidencial. La parte receptora no utilizará la Información Confidencial salvo para los efectos de ejecución de las obligaciones establecidas en el presente contrato y regresará toda la Información a la parte divulgadora cuando esta la pida.

Ambas partes reconocen y aceptan lo siguiente, sin limitar lo establecido en los párrafos anteriores:

La Información Confidencial es un activo valioso, especial y único de la Parte Dilvulgadora y que la divulgación de la misma, causaría daños considerable a la reputación comercial de la Parte Divulgadora;

Es de gran importancia a los intereses de la Parte Divulgadora que 1) la reserva de la Información confidencial sea conservada y 2) la Información Confidencial será utilizada únicamente para efectos del presente contrato;

La divulgación de la Información Confidencial a cualquier tercera persona o entidad o uso de la misma por o en nombre de una tercera persona o entidad, resultaría en daño irreparable para la Parte Divulgadora;

El uso de la Información Confidencial que se extienda mas allá de lo permitido y que haya sido divulgada por los clientes y contratistas de la Parte Divulgadora, podría exponerla daños considerables; y

La Parte Receptora no utilizará ni implementará de forma alguna la Información Confidencial para competir con la Parte Divulgadora.

CLAUSULA DÉCIMA CUARTA: (DERECHOS DE PROPIEDAD Y USOS DE LA INFORMACIÓN):

Los derechos de autor, marcas, patentes registradas tanto en los Estados Unidos de América como en otros países, y cualquier derecho que derive de los mismos, secretos empresariales, fórmulas, ideas, diseños, programas de computación, descubrimientos y procedimientos utilizados o divulgados en relación a los derechos acordados en el

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presente contrato, son propiedad exclusiva de TNI y podrán ser utilizados únicamente en relación a los procesos de manufactura y empaque relacionados en el mismo. No se les podrá asignar un uso distinto a al ya descrito, salvo en caso de existir autorización por escrito de parte TNI. Cualquier invento y descubrimiento que surja como resultado de la ejecución del presente contrato, sea susceptible o no de ser patentado, será propiedad exclusiva de TNI. Todo derecho de propiedad intelectual que pueda surgir y/o título de propiedad sobre cualquier descubrimiento o invento susceptible de ser patentado, es propiedad exclusiva de TNI.

CLAUSULA DÉCIMA QUINTA: (CASO FORTUITO O FUERZA MAYOR):

Si se presentare alguna circunstancia constitutiva de caso fortuito o fuerza mayor, que afecte significativamente las operaciones de cualquiera de las partes, la parte afectada estará obligada a dar aviso por escrito a la otra parte tan pronto sucedieren las causas que lo motivaron o dentro de tres días. Para efectos de este contrato se define "Caso Fortuito" como aquellos sucesos ocasionados por las fuerzas naturales y que no hayan podido ser previstos o en caso de poderse prever, no pueden ser evitados, tales como huracanes, inundaciones, terremotos, etc., y "Fuerza Mayor" aquellos sucesos ocasionados por el hombre y que no hayan podido ser previstos, tales como asonadas, huelgas y guerras.

En este sentido, las partes deberán convenir en cualquiera de las alternativas siguientes:

a) Continuar el contrato en la forma aquí establecida;

b) Continuar el contrato y establecer nuevas condiciones;

c) Dar por resuelto el contrato sin responsabilidad de las partes;

d) En caso que las partes no logren llegar a un acuerdo, se dará por terminado este contrato sin responsabilidad alguna para las partes.

CLAUSULA DÉCIMA SEXTA: (LEGISLACIÓN APLICABLE Y SOLUCIÓN DE CONTROVERSIAS):

Ambas Partes acuerdan que el propósito de este Acuerdo es dar a las Partes y complementar los derechos y protecciones que correspondan a las partes, de la mayor forma posible y susceptible de ser practicada bajo el Tratado de Libre Comercio entre Estados Unidos de América, América Central y República Dominicana, y según los principios, reglas e interpretaciones de la Organización Mundial del Comercio (OMC). Todas las disputas que surjan de o en relación a este Acuerdo, serán resueltas de conformidad a la legislación Nicaragüense.

El presente Acuerdo y sus anexos se regirán por las Leyes de la República de Nicaragua. Cualquier diferencia, litigio o discrepancia que pudiese surgir entre las

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partes en la interpretación o aplicación de los términos del presente Acuerdo y que no hubiese podido resolverse amistosamente en un plazo de quince (15) días calendarios mediante el procedimiento de mediación, se resolverá mediante el procedimiento arbitral de derecho, de conformidad con lo dispuesto en La Ley No. 540. LEY DE MEDIACIÓN Y ARBITRAJE, publicada en la Gaceta Diario Oficial, número 122, de fecha 24 de junio del dos mil cinco. El idioma de dicho arbitraje será el español y será administrado por la Cámara de Comercio de Nicaragua.

CLÁSULA DÉCIMA SÉPTIMA (REVISIÓN Y MODIFICACIONES AL CONTRATO):

Acuerdan las partes que de forma anual, se realizarán revisiones a las cláusulas aquí pactadas. Las modificaciones o inclusiones que puedan producirse de esas revisiones serán adicionadas a través adendums al presente, y formarán junto con el contrato original un todo armónico.

CLAUSULA DÉCIMA OCTAVA: (ACEPTACIÓN Y FIRMA DEL CONTRATO):

Ambas partes, en el carácter con que comparecen, declaran que aceptan todas y cada una de las cláusulas contenidas en este Contrato. Por lo cual firmamos en dos tantos de un mismo tenor el presente instrumento.

En la ciudad de Managua, a los 16 días del mes de agosto del año dos mil trece.

Noreen Mcgurrin Griffin

TNI BIOTECH INC

Martha Adela Irías Guerrero

LABORATORIOS RAMOS, S.A.

ANTE MI: RENÉ ANTONIO SANCHO, Abogado y Notario Público de la República de Nicaragua, con domicilio y residencia en esta ciudad, con Cédula de Identidad Ciudadana Número 001-090185-0042C y carnet de la Corte Suprema de Justicia número 15,754, debidamente autorizado por la Excelentísima Corte Suprema de Justicia para ejercer la profesión del notariado durante el quinquenio que finalizará el día veinte y siete de Abril del año dos mil quince.- Doy fe y certifico que las firmas que anteceden son las que las partes utilizan en todos y cada uno de sus documentos legales.- Por lo que firmo sello y rubrico el presente documento en la Ciudad de Managua a las diez de la mañana de la mañana del día dieciséis de Agosto del año dos mil trece.-

RENÉ ANTONIO SANCHO

ABOGADO Y NOTARIO PÚBLICO

RENE ANTONIO SANCHO
REPÚBLICA DE NICARAGUA
ABOGADO
15754
NOTARIO PÚBLICO

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CONTRACT FOR THE MANUFACTURING OF PHARMACEUTICAL PRODUCTS

The parties hereby agree to enter Contract for the Manufacturing of Pharmaceutical Products, according to the following clauses:

FIRST: RECITALS:

A)
TNI has developed a pharmaceutical product designed to enhance the immune system and treat lymphoma, HIV virus/AIDS, Kaposi Sarcoma, Lymphoma, Ovarian Cancer, Epithelial, Germ Cell Tumor, Low Malignant Potential Tumor, Crohn’s Disease, Prostate Cancer, Irritable Bowel Syndrome, Pancreatic Cancer, Pancreatic Neuroendoctrine Tumors, Parkinson´s disease, multiple sclerosis, and herpes. This product is composed of the active drug naltrexone hydrocholoride and can be commercialized in the form of a tablet, capsule, or as a cream, as per specification attached hereto. The product is called LDN. The form of this drug can be modified as agreed to in writing by the parties.

B)
Laboratorios Ramos is a laboratory that specializes in the manufacturing of a variety of pharmaceutical products, and has the necessary license and permits to manufacture, import and export pharmaceutical products. Laboratorios Ramos must obtain the necessary permits to product and commercialize LDN.  TNI will provide the necessary information for Laboratorios Ramos to obtain these permits.

SECOND: PURPOSE OF THE CONTRACT: The purpose of this contract is to set out the terms and conditions under which Laboratorios Ramos will carry out the services of producing/manufacturing LDN tablets, capsules and/or creams. These tablets, capsules and creams will be manufactured for export purposes only. TNI or its assigns will direct where they will be exported to. In the manufacturing and packaging process, Laboratorios Ramos must comply with any and all technical specifications provided by TNI and must also comply with the United States of America´s FDA´s good manufacturing practices (CGMP) and those of any regulatory bodies where the product is exported to. Technical specifications and CGMP will be attached hereto and incorporated herein.

THIRD: LABORATORIOS RAMOS´ OBLIGATIONS:  Laboratorios Ramos must fulfill the following obligations:

A)	To obtain all permits and licenses necessary to carry out the manufacturing and packaging of LDN;

B)
To obtain all permits and licenses necessary to import the raw materials tax free,  under the temporary importation regime and to export the finished LDN product tax free. TNI will not be obligated to pay any import or export taxes that Laboratorios Ramos may incur, if this is permitted by the laws of each country. TNI will pay all exporting taxes in those countries where export taxes cannot be waived. If these costs go beyond the cost projections agreed on by both parties in regards to imports and exports, both parties will agree on a form of payment by TNI;

C)	To turn in the amounts of manufactured LDN ordered by TNI by purchase order on a monthly basis, within thirty days from the day the order is received;

D)	To turn in the amounts of manufactured LDN ordered by TNI by purchase order on a monthly basis. A monthly production plan must be provided by TNI based on Laboratorios Ramos capacity;

E)	To use only the raw materials that have either been provided by TNI or previously approved by TNI and only in the amounts that been previously indicated in writing;

F)
To hire and pay for an insurance policy that protects the raw materials that are provided by TNI and the finished LDN tablets, capsules and/or creams against any natural disaster, spoilage or destruction of any type and to hire and pay for an insurance policy that protects all LDN tablets, capsules and/or creams and raw materials against contract breach by Laboratorios Ramos. The insurance policy must at all times protect the goods at the market value of the inventory, finished and unfinished goods and raw materials provided by TNI from time to time;

G)	To supply TNI with a process flow map prior to beginning the manufacturing and notify TNI in the event any changes are done after submission;

H)	To allow periodic inspection of the manufacturing and packaging process to be carried out either by LDN directly or by a third party on behalf of TNI;

I)	To manufacture the LDN tablets, capsules and/or creams in accordance with the technical specifications provided by LDN and attached hereto;

J)
To ensure strict compliance with the United States of America´s FDA´s good manufacturing practices (CGMP) and those of Nicaragua and of any other regulatory body of the countries where the products will be exported to;

K)
To provide sufficient storage space for the raw materials, ingredients, and packaged products and to protect them from theft, flooding or vermin and spoilage and provide an insurance policy to cover the aforementioned materials;

L)
To provide samples of LDN tablets, capsules and/or creams for appropriate testing and to ship these samples at its own cost to the facility designated by TNI. Laboratorios Ramos will provide the product and TNI will then ship it to where it decides. TNI will pay for any and all shipping costs;

M)
To arrange for the exporting of the manufactured LDN or to deliver the product to where TNI or its assigns directs, tax free. TNI will pay for any and all import, export, customs, shipping, transportations, insurance and storage costs in those countries it delivers to.

FOURTH: TNI´S OBLIGATIONS: TNI must fulfill the following obligations:

A)	To send Laboratorios Ramos a purchase order for the following month, at least ten days before the end of each month;

B)	To provide Laboratorios Ramos with the necessary raw materials, and packaging for the manufacturing and packaging processes of LDN in a timely manner and at its own expense;

C)	To provide Laboratorios Ramos with specifications for raw materials and finished product of LDN;

D)	To provide Laboratorios Ramos with the necessary technical specifications for the manufacturing and packaging processes of LDN;

E)	To pay Laboratorios Ramos, the agreed upon amount, in a timely manner;

F)	To pay Laboratorios Ramos the agreed upon price for the design, analysis, document preparation, testing, registry of LDN capsules, only when Laboratorios Ramos carries out these tasks;

G)	To pick up the manufactured goods in a timely manner and/or provide instructions for export;

H)	To assume any and all shipping and exporting costs of the LDN tablets and capsules and creams;

I)
Arrange for the exporting of manufactured LDN to where TNI or its assigns directs. TNI will have the right to choose between arranging for exportation to be carried out, and directly  exporting the finished LDN product.

J)	Assign somebody to be in charge of communication between TNI and Laboratorios Ramos;

K)	Provide the design of the secondary packing and the instructions in any language TNI needs.

FIFTH: Laboratorios Ramos agrees to the following:

A)
The raw materiales provided by LDN are to be used strictly for the manufacturing and packaging process of LDN and may under no circumstance be sold, transferred, or create a lien over, unless TNI has given prior written consent for such sale, transfer or lien;

B)	Laboratorios Ramos will under no circumstance sell a pharmaceutical product containing the same formula and technical specifications as those used to manufacture and produce LDN;
C)	Laboratorios Ramos will not share, license, or otherwise transfer the formula or technical specifications for the manufacturing of LDN;
D)
 Laboratorios Ramos will under no circumstance sell or produce a pharmaceutical product that is similar or substantially equivalent to LDN. This prohibition is will be in place during the duration of this contract and for three years after its duration;

E)
Laboratorios Ramos will not share, transfer or license the formula en technical specifications used in the production of LDN, during the duration of this contract and for five years after its duration.

SIXTH: QUALITY CONTROL: TNI will have the right to carry out quality audits or to consent through a third party to inspect the manufacturing and packaging processes. TNI may solicit any quality certificate from Laboratorios Ramos that may be required by the regulatory bodies of the United States, Nicaragua, or the importing countries, including the attached certificates which can be modified from time to time by agreement between the parties.

SEVENTH: PLACE OF DELIVERY OF THE MANUFACTURED GOODS: The manufactured LDN tablets, capsules and/or creams will be packed and ready with all of the necessary specifications and documentation for pick-up by a freight forward company or whomever TNI or any of its assigns directs.

EIGHTH: TERM: This contract will have a duration of one year starting on the date of signature of the present contract. The parties may agree to extend the duration of this contract for another year under the same terms and conditions. This agreement shall be made in writing, at least sixety days before the expiration of this contract.

NINTH: EARLY TERMINATION: The parties can terminate this contract under the following circumstances:

A)	Mutual agreement,
B)
 Each party may terminate the contract if the other fails to materially comply with any of the obligations that are to be fulfilled under the present contract.  In such an event, the nonbreaching party shall give written notice of such breach and the other party shall have thirty days to rectify before the termination is final.

Notwithstanding the above, TNI may terminate the contract without cause  if Laboratorios Ramos does not act in strict accordance with the technical specifications provided by TNI and with the FDA´s good manufacturing practices or those of any regulatory body of the importing countries. TNI must inform Laboratorios Ramos at least thrity days before this event is to take place.

In case of early termination, Laboratorios Ramos will return any and all raw materials, finished products, patents, documents containing technical information, and any other property that belongs to TNI and complete all existing LDN purchase orders before termination.

TENTH: PAYMENT: TNI will pay Laboratorios Ramos $0.0125  for every tablet or capsule and $0.15 for every cream it manufactures and packages in its primary package. These will be payed within thirty of the receipt of the invoice.

For the services of packaging for shipping and customs clearance, it will pay an additional fee according to invoice provided by LAboratorios Ramos.

If during the duration of this contract, the costs for manufacturing and packaging should vary, Laboratorios Ramos must inform TNI in writing within sixty days in order for both parties to reach a new agreement on pricing in the form on an adendum.

ELEVENTH: ASSIGNMENT: Laboratorios Ramos may not, under any circumstance, assign this agreement, either totally or partially, or the rights contained herein without prior written consent and the Assignee’s assumption of every obligation set forth herein. TNI may, however, assign the rights and obligations contained herein, to third parties, with only a written notification to TNI.

TWELFTH: LABOR RELATIONSHIP: The present agreement does not create any type of labor relationship between TNI and the employees of Laboratorios Ramos. Therefore, Laboratorios Ramos will be solely responsible for paying any and all wages, indemnifications, insurance policies, or any other payment due to its employees in accordance with all labor laws, any internal regulation and any trade union agreement, if one were to exist. Laboratorios Ramos must in every case, respect the workers´ labor and constitutional rights pursuant to the Nicaraguan legislations and that of the importing countries.

THIRTEENTH: NONDISCLOSURE: “Confidential Information” shall be defined as any nonpublic information disclosed by one party to the other party and shall be deemed to include the following information of the respective parties, without limitation:  (a) e-mail addresses, customer lists, the names of customer contacts, the names of investor contacts, investor lists, professional contacts, business plans, technical data, product ideas, personnel, contracts and financial information; (b) patents, trade secrets, techniques, processes, business methodologies, schematics, employee suggestions, development tools and processes, computer printouts, computer programs, design drawings and manuals, and improvements; (c) information about costs, profits, markets and sales; (d) plans for future development and new product concepts; (e) all documents, books, papers, drawings, models, sketches, graphic design, photographs, type fonts, topographical treatments and text, illustrations, visual designs, animation, sound, visual elements, prints and other data of any kind and description, including electronic data recorded or retrieved by any means, that have been or will be disclosed, as well as written or oral instructions or comments.

Notwithstanding the foregoing, Confidential Information of a party shall not include information that (i) has become public knowledge through legal means without fault by the receiving party, (ii) is already public knowledge prior to the disclosure of the Confidential Information by the party disclosing Confidential Information (“Disclosing Party”) to the party receiving Confidential Information (“Receiving Party”), (iii) is known to the Receiving Party prior to Disclosing Party's disclosure of the same pursuant to this Agreement, or (iv) is independently developed by the Receiving Party without reference to or use of the Confidential Information.

In the performance of this Agreement or in contemplation thereof, each party and its employees and agents may have access to Confidential Information owned or controlled by the other party.  All Confidential Information supplied by one party to the other shall remain the exclusive property of the party supplying same. The Receiving Party shall use a reasonable degree of care, which in any event shall not be less than the same degree of care which the Receiving Party uses to protect its own proprietary and confidential information, to keep, and have its employees and agents keep, confidential any and all Confidential Information. In keeping therewith, the recipient shall not copy or publish or disclose the Confidential Information to others, or authorize its employees, or agents or anyone else to copy, publish or disclose it to others, without the Disclosing Party’s written approval, nor shall the Receiving Party make use of the Confidential Information except for the purposes of executing its obligations under this Agreement, and shall return the Confidential Information to the Disclosing Party at its request.

Without limiting the preceding paragraph, each party recognizes and acknowledges that:

(i) the  Confidential Information is a valuable, special and unique asset of the Disclosing Party and that disclosure of any confidential information would cause considerable harm to the Disclosing Party’s business reputation;

(ii) it is vital to the Disclosing Party’s legitimate business interests that (1) the confidentiality of the Confidential Information be preserved and (2) the Confidential Information only be used for the purpose of this Agreement;

(iii) disclosure of the Confidential Information to any other person or entity or use of the Confidential Information by or on behalf of any other person or entity could result in irreparable harm to the Disclosing Party;

(iv) disclosure or use beyond the permitted scope of Confidential Information entrusted to the Disclosing Party by its clients and contractors could expose Disclosing Party to substantial damages; and

(v) Receiving Party shall not use or in any way implement the Confidential Information  to compete with the Disclosing Party.

The furnishing of Confidential Information hereunder shall not constitute or be construed as a grant of any express or implied license or other right, or a covenant not to sue or forbearance from any other right of action (except as it relates to the purpose of this Agreement), by Disclosing Party under any of its patents or other intellectual property rights.

FOURTEENTH: INTELLECTUAL PROPERTY RIGHTS AND USE OF INFORMATION: All trademarks, US and foreign patents and extensions thereof, trade secrets, formulas, ideas, designs, computer software, discoveries and procedures used or disclosed in relation to the services agreed upon in the present contract are owned exclusively by TNI and may be used only in relation to the manufacturing and packaging processes described herein. They may be given no other use unless there is prior written consent by TNI. Any and all inventions and discoveries, whether patentable or not, arising during the course of or as a result of this agreement, shall be the exclusive property of TNI. Title to any new and patentable discovery or invention and all related intellectual property rights conceived, made or reduced to practice by TNI or the parties in connection with this agreement shall vest exclusively in TNI.

FIFTEENTH: FORCE MAJEURE: For purposes of this Agreement, Force Majeure shall mean a cause or event that is not reasonably foreseeable or prevented or otherwise caused by or under the control of the Party, such as floods, wars and riots. If a case of force majeure were to arise, the party affected by it must inform the other party of its occurrence within three days. In that case, both parties may then agree on one of the following:

A)	To continue to carry out this agreement in under the same terms and conditions;

B)	To continue to carry out this agreement under new conditions;

C)	To terminate the agreement without any further obligations;

D)	If no agreement is reached, this contract will be terminated without any responsibility for either party.

SIXTEENTH: CONFLICT RESOLUTION:

Any and all disputes arising from this contract will be resolved in accordance to Nicaraguan legislation. The present contract and all future addendums will

Any dispute that the parties cannot resolve through mediation must submitted to arbitration in accordance to the Law No. 540. The arbitration procedure will be held in Spanish and will be administered by the Nicaraguan Chamber of Commerce.

SEVENTEENTH: REVISION AND MODIFICATIONS TO THE PRESENT CONTRACT: The parties agree to revise the present contract, on an annual basis. Any modification that may be agreed upon must be done in the form of an adendum and will  be considered part of the present agreement.

TNI Biotech Inc.                                                                                     Laboratorios Ramos

By_____________________                                                                                                By_____________________